UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 5, 2016

(Date of earliest event reported)

LOXO ONCOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36562	46-2996673
(Commission File Number)	(IRS Employer Identification No.)

281 Tresser Boulevard, 9th Floor
Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

(203) 653-3880

(Registrant’s Telephone Number, Including Area Code)

One Landmark Square, Suite 1122

Stamford, CT

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On November 5, 2015, Loxo Oncology, Inc. (“Loxo”) and Dr. Jennifer Low announced that Dr. Low would transition from the role of full-time Chief Medical Officer (“CMO”) to Acting CMO on part-time basis. Effective as of January 5, 2016, Loxo and Dr. Low entered into a Transition and Separation Agreement and related Second Release regarding the terms of Dr. Low’s transition and separation (collectively referred to as the “Interim Agreement”), pursuant to which Dr. Low provided transition services to Loxo on a part-time basis until December 31, 2015 (the “Separation Date”). Dr. Low will continue to provide services as a consultant following the Separation Date.

Pursuant to the Interim Agreement, Dr. Low will remain eligible to receive her bonus, pro-rated, provided that certain conditions are met. Dr. Low’s stock options ceased to vest as of December 31, 2015.

The Interim Agreement contains a mutual release of claims.

On January 5, 2016, Loxo and Dr. Low entered into a consulting agreement (the “Consulting Agreement”), substantially on the Company’s standard form. Pursuant to the Consulting Agreement, Dr. Low will provide consulting services related to the transition from the role of Acting CMO. Dr. Low will be compensated at a rate of $600 per hour with a maximum rate of $4,800 per day. Travel time will be one half the hourly rate, not to exceed $3,000 per day. The Consulting Agreement terminates as of March 31, 2016, or upon written notice by one party to the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loxo Oncology, Inc.

Date: January 7, 2016	By:
/s/ Joshua H. Bilenker, M.D.
Name: Joshua H. Bilenker, M.D.

Title: Chief Executive Officer